U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2011

American Capital, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.04. Temporary Suspension of Trading Under Registrant's Employee Benefit Plan.

On January 14, 2011, American Capital, Ltd. sent the following notice to its Directors and Executive Officers with regard to a matter as to which it had been notified on January 12, 2011, by the administrator of the American Capital, Ltd. Employee Investment and Stock Ownership Plan:

American Capital, Ltd.
Important Notice to Directors and Executive Officers

Supplemental Notice Concerning Your Ability to Trade in

American Capital, Ltd. Common Stock:

Extension of Blackout Period to January 28, 2011

January 14, 2011

By notice dated November 4, 2010, American Capital, Ltd. informed you of a "blackout period" beginning at the close of business on December 7, 2010 and ending on or about January 9, 2011 under the American Capital, Ltd. 401(k) Plan (the "401(k) Plan") and the American Capital, Ltd. Employee Stock Ownership Plan (the "ESOP," together with the 401(k) Plan, the "Plans"), during which you generally have been unable to directly or indirectly purchase, sell or otherwise acquire or transfer any equity security of American Capital, Ltd. common stock, $0.01 par value.

This notice is to inform you that the blackout period, which was required because of the change of the investment, trustee, and recordkeeping services for the Plans from Great West Retirement Services to Fidelity Investments®, has been extended and is now expected to end by January 28, 2011. The extension of the blackout period is necessary due to additional time needed to transfer and reconcile account records. Pursuant to Rule 104 of Regulation BTR and Section 306 of the Sarbanes-Oxley Act of 2002, directors and executive officers generally may not directly or indirectly purchase, sell or otherwise acquire or transfer any equity security of the company for which they serve as a director or executive officer during the blackout period. Accordingly, you may not engage in such transactions in American Capital, Ltd. common stock during the blackout period.

You will receive notice of any additional changes to the blackout period. If you have any questions concerning this notice or whether the blackout period has ended, you may contact Samuel A. Flax, Executive Vice President and General Counsel, American Capital, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814 or by telephone at 301-951-6122.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.

Dated: January 14, 2011	By:	/s/ Samuel A. Flax
Samuel A. Flax Executive Vice President, General Counsel and Secretary